Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated September 10, 2007 accompanying the 2007 consolidated financial statements and schedule included in the Annual Report of Nobel Learning Communities, Inc. and Subsidiaries on Form 10-K for the year (52 weeks) ended June 30, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Nobel Learning Communities, Inc. and Subsidiaries on Forms S-8 (File No. 333-140507, effective February 7, 2007; File No. 333-124247, effective April 22, 2005; File No. 333-61372, effective May 22, 2001; File No. 333-61374, effective May 22, 2001; File No. 033-64701, effective December 1, 1995).

Grant Thornton, LLP

Philadelphia, Pennsylvania

September 10, 2007